Exhibit 99.03

Final Transcript
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Conference Call Transcript AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call Event Date/Time: Oct 26, 2011 / 12:00PM GMT

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS

Andrea Prochniak
AllianceBernstein Holding L.P. – Director of IR

Peter Kraus
AllianceBernstein Holding L.P. - Chairman of the Board and CEO

David Steyn
AllianceBernstein Holding L.P. - COO

Edward Farrell
AllianceBernstein Holding L.P. - Controller & Interim CFO

CONFERENCE CALL PARTICIPANTS

Michael Kim
Sandler O'Neill & Partners - Analyst

Cynthia Mayer
BofA Merrill Lynch - Analyst

Craig Siegenthaler
Credit Suisse - Analyst

Robert Lee
Keefe, Bruyette & Woods - Analyst

Ashley Hardigan
Citigroup - Analyst

Marc Irizarry
Goldman Sachs - Analyst

Jeff Hopson
Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good morning and thank you for standing by. Welcome to the AllianceBernstein's third-quarter 2011 earnings review. At this time all participants are in a listen-only mode. After the remarks, there will be a question-and-answer session. As reminder, this conference is being recorded and will be replayed for one week. I will now turn the conference over to the host of this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Matthew. Good morning, everyone, and welcome to our third-quarter 2011 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the investor relations section of our website. On the call today we have our Chairman and CEO, Peter Kraus; our Chief Operating Officer, David Steyn; and our Controller and Interim CFO, Edward Farrell.

Now I'd like to draw your attention to the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2010 Form 10-K and 2011 Form 10-Q filings. We filed our third-quarter 10-Q this morning. I'd also like to remind you that under Regulation FD management may only address questions of a material nature from the investment community in a public forum so please ask all such questions during the call.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Now I'd like to turn it over to Peter.

Peter Kraus - Alliancebernstein Holding L.P. - Chairman of the Board and CEO

Thank you, Andrea. Welcome to our third-quarter earnings call. Today I'm going to take you through our third-quarter challenges and accomplishments. David will elaborate on performance and flows, Ed will review the financials and as always, we look forward to taking your questions at the end. So let's start with slide 3.

In the third quarter a series of events deeply unsettled the global markets. Between the escalation of the European sovereign debt crisis, the US debt ceiling debate and resulting S&P downgrade, and weakening US economy equity market performance was the worst we've seen since the 2008 financial crisis. Just looking at that a little deeper, the S&P's 14% third-quarter decline compares with a 23% decline in the fourth quarter of 2008 when Lehman's bankruptcy accelerated a crisis that was already underway. And the MSCI's 21% third quarter decline exceeded the fourth-quarter 20% drop.

In both the US and Europe, market performance was worse than the market decline in first quarter of 2009, which many consider the height of the crisis. It was also more severe than when concerns flared over Europe's sovereign debt stress last year. Under these conditions, equity investors radically de-risked and fixed income investors fled credit and high yield, for the safety of US treasuries where yields hit a low of 1.7%. This environment had a profound impact on the performance of our long-duration equity, and corporate and high-yield debt portfolios on client activity and on our financial results.

Turning to slide 4, these conditions intensified a difficult dynamic we've witnessed in the markets all year long. It has, in particular, affected the investment performance of our large cap equity portfolios. Put simply, the fundamental rules of prudent long-term investing aren't working. We've constructed our high-conviction, long-duration equity portfolios on core research principles in growth investing like above-average long-term growth potential. And on the value side, targeting low price-to-earnings and price-to-book companies that we expect will rise to average or better.

But rather than rewarding long-term earnings growth, this market tends to reward current earnings and dividend yield. And rather than seeing opportunity in cheap stocks, this market sees risk. The cheaper companies get the riskier they get. That's clear from how the year-to-date trends in these measures stack up against the long term. So, where does that leave us? Let's look at slide 5.

This slide shows some of our investment portfolios at the short-duration end and at the high-conviction and long-duration end. As you can see, the portfolios that capitalize on what's working now -- high dividend payout, current earnings and in certain funds low beta -- are performing well. Equity income and US and global market neutral, newer strategies of ours, are out-performing for the year to date, as are the select equities strategies that Kurt Feuerman brought over to the firm. So investment strategies that are working now are working for us.

When you look at the other end of the spectrum, however, where we invest in high-conviction, long-duration ideas, you see that our year-to-date performance in these strategies trails the benchmarks. We recognize that the under-performers on the right side of the slide represent a much larger share of our equities AUM than the outperformers on the left. Most of our equity assets are concentrated in long-duration strategies.

As we've said before, though, we're introducing new products as part of our commitment to deliver a broader set of investment solutions to our clients. At the same time, we still believe our long-term portfolios are positioned properly. You can see that on the previous slide. We may be in a period where traditional metrics just seem to no longer apply, but we've been in markets like this before; back in the late 1980s and early 1990s when we believed in financial stocks and no one else did. And again, when the tech bubble led many to say, that value investing was indeed dead. So experience tells us that despite the current environment, the rules of investing have not changed for good. We expect the market will come around on fundamentals like earnings growth, free cash flow, yield and valuations, and when that time comes our consistency and discipline will once again be considered virtuous.

On slide 6, in the interim we are by no means standing still. For 3 years now we have been evolving our business to be more diversified and capitalize on long-term secular growth opportunities that we see in global markets. We share this view of our business with you last quarter. While the third quarter's steep market decline cut into our momentum since then, the trend is still very much intact. By investing and innovating in fixed income, equities beyond large cap, alternatives, and asset allocation strategies, we've grown these areas by nearly 40%. They now represent more than three quarters of our firm-wide AUM. Fixed income alone is more than half of our AUM. And the fees these asset categories earn have gone from less than 40% of our total on an annualized basis to 60% today.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

For sure, the contraction in our large cap equity business since the end of 2008 has been a major factor in these other areas growing in percentage terms, but we've grown them organically as well. In our asset allocation business, for example, net new assets account for about two-thirds of the 80% AUM growth we've achieved since the end of 2008. And in fixed income, of the $50 billion increase in AUM, $10 billion has come from net new assets we've attracted through consistent performance of new and legacy products. We'll keep focusing on these growing areas because they play a critical role in our long-term growth story.

Lastly, on slide 7, positioning AllianceBernstein for long-term success is the overriding goal shared by everyone here and we've made steady progress in our firm-wide strategic initiatives in even the most challenging circumstances. This quarter was no different. To touch on a few, on the performance front, our global fixed income franchise held up well in difficult times. They've maintained high 1, 3, and 5-year standings. US small and SMID cap growth and relative value also outperformed.

Our efforts to diversify our business across channels, investments services and geographies continue to pay off as well. We launched a new emerging market multi-asset strategy during the quarter. We're also winning new mandates in diverse services like global fixed income, recovery assets and Japan equity. As well, clients continue to respond to our innovative new offerings, like CRS, which has grown organically 45% year to date, and dynamic asset allocation, which is doing exactly what we designed it to do, reducing volatility in client portfolios during turbulent times. We're making progress on financial goals, though this is definitely more challenging in the current environment. In the third quarter we finished consolidating our London space and we were diligent in managing expenses in a declining revenue environment.

So the third quarter was one of continued progress for us in achieving our long-term strategic objectives. We are engaging well with clients who are interested in our new offerings and in our strategies that are performing well. We are having more constructive conversations all the time with consultants and getting into more searches as a result of that. We are broadening and globalizing our business. And we are doing these things in a very challenging market environment. We want to deliver better financial results and when operating conditions improve, we believe we will. In the meantime, we will remain focused on disciplined investing, diversification and innovation, all ways to position our firm for long-term success.

Now, let me turn it over to David with some of the specifics on our performance and flows.

David Steyn - AllianceBernstein Holding L.P. - COO

Thank you, Peter, and good afternoon from London. The third quarter was one of many challenges, which significantly affected our asset base and our operating performance. I'm going to take you through some of the details of the firm and our three distribution channels, beginning with firm-wide AUM and flows. We ended the quarter with AUM of $402 billion, down $59 billion, or 12.8% from the end of the second quarter, and down $75.5 billion, or 16%, year over year. Our average AUM was down 8% from prior quarter and down 6% versus last year. Gross sales of $11 billion were down by $3 billion in the second quarter and $2 billion from the same period last year. Total redemptions also declined in the quarter and as a result, net outflows of $15 billion were lower versus both prior periods.

Looking at the rolling quarter view on slide 10, you see the different dynamics underway in our three channels. Gross sales declined for both institutions and retail, while private client gross sales increased slightly. We experienced double-digit percentage declines in client redemptions in institutional and private client; however, in retail client redemptions were up 10%. I'll come back to this and offer more detail when I review our retail performance.

But first, let's spend a moment on institutional flows on slide 11. While gross sales and client redemptions declined by the same amount in percentage terms, nearly 40% in the third quarter, the decline in redemptions was much greater in dollar terms, more than $7 billion. As a result, our net outflows of $9 billion were lower by about $6 billion versus the second quarter.

Even with lower sales in the quarter -- and I am now on slide 12 -- we increased our pipeline by $800 million to $7 billion and that's with several large fundings during the course of the third quarter. Peter mentioned earlier how our conversations with both clients and consultants are becoming more constructive, more engaged, as they want to hear more about the new and top performing services we have. You can see this in the diversity of our pipeline. We had wins for our new AB recovery asset offering of about $450 million in the quarter and US, European, emerging market debt wins totaling over $1 billion. Two of our biggest customized retirement strategy clients also made new commitments in the third quarter.

And, we're finding that more major corporate plans are willing to fund our strategies when they acquire new companies and plan assets. That's fueling our double-digit organic growth rate in this platform and today CRS accounts for about 40% of our pipeline. Ongoing momentum in fixed income is also driving pipeline growth. We recently won a $300 million mandate for our international bond strategy from a state educational pension plan, which actually had been previously a US equities client. We're making continued progress in winning non-US mandates, as well, particularly with fixed income. Clients outside North America now account for more than 40% of our pipeline

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

In order to grow our business and win over clients, we need to have competitive offerings in the asset categories that represent the best long-term growth prospects. Slide 13 highlights some of our top performing strategies for the 1-, 3- and 5-year periods, even taking into account the very difficult quarter we just finished. You can see our strong fixed income showing over multiple time periods. In many cases, our services are outperforming much larger players in these spaces.

Let's take global fixed income as an example. Our global fixed income service is in the top two quartiles of 1, 3, 5, yet our $16.5 billion in assets under management in this category represents just a 2% share over market eVestment sizes at $675 billion. US core fixed income, where we rank top quartile over 3 years, in a $1.1 trillion market, our $6 billion in AUM a mere half percentage points market share. Emerging markets debt is a $285 billion category that has seen significant flows over the past year. We have $7 billion in assets in this category and 2.5% share.

In equities I'll point out how strong we are in small and SMID-cap growth. We are top quartile across time periods with premiums of 500-basis points or more. With the select equity strategies we recently rolled out, we're offering another service with a very strong long-term track record. Of course, we would like to be showing far more services on this slide. Market conditions affected our fixed income performance during the quarter, as Peter said, as well as large cap growth and value where we were already underperforming. Yet we are encouraged by the strength we have in areas beyond large cap where we've focused on diversifying our asset-base and our client offerings. Turning to retail, I mentioned earlier that we had a decline in gross sales and an increase client redemptions during the quarter, and that our net outflows more than doubled to $4.4 billion.

The trends we saw in our Retail business were consistent with what was going on in the industry as a whole in an extraordinarily volatile quarter. As you see on the top right chart on slide 15, industry wide US mutual fund flows, which were $41 billion in the second quarter, completely reversed to outflows of nearly $48 billion in the third quarter, the first time total fund flows have been negative since the fourth quarter of 2008. Equity fund outflows nearly tripled to $46 billion. And bond fund flows went from positive $50 billion in the second quarter to just $500 million in the third. As result, after two consecutive positive quarters, our retail mutual fund flows turned negative in the third quarter. And I should add that though data I've just quoted is US data, that pattern was being repeated around the world. Gross sales were down in all active categories, most notably in fixed income.

We continue to deliver new products to our clients, with 4 new product launches during the third quarter. We have now introduced more new offerings so far in 2011 than we did in all of 2010 and more than doubled the offerings of 2009. And lastly, as you see from the chart at bottom right, municipal bonds is an area where we constantly and continually differentiate ourselves, three of our top six products by third-quarter sales growth being muni funds.

Turning now to private client, gross sales increased during the quarter and redemptions moderated, which led to an improvement in our net outflows. We are fully aware of how important it is to help our clients navigate these volatile markets and Dynamic Asset Allocation has been an absolutely critical tool in this respect. We introduced Dynamic Asset Allocation (DAA) in client portfolios last April as a way to mitigate volatility without sacrificing returns and it's really changed our dialogue with clients. Clients can see their current allocation of their account and the portfolio actions we're taking in response to market developments.

Slide 17 illustrates how we've altered our equity weightings over time to adjust to market dislocations, like the Japanese earthquake and the European debt crisis. Most recently we were significantly underweight equities during the market downdraft in September. The bottom left chart shows how our approach is tailored to different clients and the bottom right chart shows how in each case we've managed with DAA to reduce volatility but not at the expense of returns. Since inception, DAA has reduced volatility by 1.8 percentage points for the average 80/20 equities/fixed income investor, by 1.2 percentage points for the average 60/40 investor and by 0.4 percentage points for the average 30/70 investor, versus accounts without DAA.

While DAA was designed to mitigate volatility without sacrificing returns, we have found that returns for clients with DAA have on average been 1 to 2 percentage points higher than they would have been without it. At a time when so many clients have focused on macro trends, we are able to make them more comfortable in volatile markets with DAA. We believe our private client franchise to be very strong in this market. It is a unique one, it is a differentiated one. We have over 30,000 clients and while it's difficult at times to compare flows with competition very often the flows to competition being into deposits or deposit related, which is not our business, our business is business where yields have been edging and margins improving.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

So from one strong franchise to another strong franchise, let me turn to Bernstein Research Services. In the third quarter Bernstein revenues were up 10% from the second quarter and up 23% year over year. In each case, the spike in both volumes and volatility during the third quarter drove the increase, with transaction volumes particularly high in August. As you see from the bottom left chart, combined New York Stock Exchange and NASDAQ volumes surged that month, up 70% from July and nearly 50% from August 2010. The VIX volatility index also rose throughout the quarter, finishing September 160% higher than end June and 80% higher than the prior-year quarter end. While volatility stayed high, volumes came back toward seasonal levels by quarter end and remain muted so far in the fourth quarter.

Not only does Bernstein continue to perform well, we are on track with our global expansion and garnering new industry recognition all the time. We are at our staffing target in Asia for the year. Our annual European conference in September had record attendance that was triple the number at our first event five years ago. And in this year's North America II survey, Bernstein again scored a top-10 ranking with analysts voted number 1 in 9 different sectors.

So let me conclude by saying we continue to be focused on two things. One, the well being of our clients and this includes delivering both the investment performance and service they expect from us. And two, determining and pursuing the best long-term growth opportunities for our firm. Even in a quarter as difficult as this one, in a host of areas we were able to make progress, something to be proud of in this environment.

Let me turn it over to Ed for his discussion of the financials.

Edward Farrell - Alliancebernstein Holding L.P. - Controller & Interim CFO

Thank you, David. Let me first go over the third-quarter adjusted financial highlights reported earlier today and then I'll get into some detail around the major variances. Adjusting earning per unit was $0.30 in Q3, that's down $0.05 from Q2 and $0.06 from Q3 2010. Adjusted revenues of $602 million were down 5% from Q2 and 4% versus the prior-year quarter. Adjusted operating expenses were down 3% sequentially and 2% from the prior-year quarter. Our adjusted operating margin was 17.7% in the quarter, down from 19.7% in Q2 and from 19.5% in Q3 2010. We repurchased 3 million units in Q3 at a cost of $45 million. Year to date through September we bought back 7.6 million units in the open market to help fund anticipated obligations under our incentive compensation program.

Let's that take a look at the high-level GAAP income statement on the next slide. Our GAAP earnings per unit for the second quarter were $0.26, down $0.08 versus the prior quarter and up $0.14 from the third quarter of 2010. Quarterly net revenues of $642 million were down 12% sequentially and 15% versus the prior-year quarter. Operating expenses of $564 million were down 8% from Q2 and 19% from Q3 2010. Operating income of $78 million was down 33% from Q2, but up 35% from Q3 2010. In our GAAP earnings we recorded a $7 million real estate charge in the current quarter associated with the disposition of space and London. As a reminder, we recorded a $90 million real estate charge in the third quarter of 2010 associated with the consolidation of space in the New York metro area. Our effective tax rate in Q3 was 6.7%, down slightly from the prior quarter. We think 7% is still a good proxy for our full-year projection.

Now I'll review our quarterly revenues and expenses in more detail. Looking at the revenue components you can see that the largest variance from Q2 came from our investment gains and loss line, which declined $52 million in the quarter. Due to the declining markets in the quarter, we saw larger current quarter investment losses in both our deferred compensation-related and seed capital investments. Base fees declined 7% from Q2, in line with the 8% decline in average AUM.

As David mentioned earlier, Bernstein Research revenues were up 10%, or $10 million from the prior quarter due to higher market volumes, particularly in August. Compared to the prior-year period, we had investment losses of $66 million versus a prior quarter gain of $41 million and 6% lower base fees, in line with the 6% decline in average AUM over this period. These were partially offset by a 23% increase in Bernstein Research revenues. On an adjusted basis net revenues were down 5% sequentially and up 4% year over year attributed to lower base fees versus both prior periods and investment losses in our seed capital investments.

That's a review of the revenue trends, now let's turn to expenses. On a GAAP basis Q3 operating expenses of $564 million were down 8% from Q2 and 19% from 3Q 2010. This can be primarily attributed to a decrease in compensation and benefit costs. Total comp and benefits decreased 13% sequentially, led by a 37% decline in incentive compensation. The decrease was partially due to a larger current quarter mark-to-market losses on prior-year deferred compensation awards.

In addition, as we previously mentioned, we target annual compensation as a percentage of adjusted net revenues, which were down 5% this quarter. Versus the prior-year period base compensation increased as a function of annual merit increases that includes a shift in our compensation mix from incentive to base pay. Incentive compensation is down 49%. In 3Q 2010 we calculated compensation as a higher percentage of adjusted net revenues. Also, last year we had mark-to-market gains on deferred compensation of $14 million versus current losses of $24 million. Our compensation ratio year to date is 49%.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Looking at our non-compensation expenses, promotion and servicing in Q3 were down 7% sequentially due to lower T&E costs and lower distribution-related payments. The decline in T&E is a typical trend for the third quarter, as we hold the majority of our conferences in the first half of the year and travel tends to slow down during the summer months. The 5% year-over-year rise in promotion and servicing expenses can be attributed to higher distribution-related payments and trade execution and transfer fees.

Excluding the previously-mentioned real estate charge, G&A expenses were down 2% sequentially. This is due to the receipt of $11 million from the insurance proceeds related to the market timing issue back in 2003. This was offset by higher portfolio servicing fees and greater FX losses. Year-over-year G&A expenses declined 1%, as the current quarter insurance proceeds were offset by increased international occupancy costs and current quarter FX losses versus the prior-year quarter gains.

We'll exclude these insurance proceeds from adjusted earnings as they are a one-time credit and distortive to our results. Again, in 3Q 2010 we recorded a $90 million real estate charge related to the space in the New York area. The current quarter $7 million charge is primarily related to the disposition of space as we consolidated our presence from two locations to one. These costs, as usual, will be excluded from our adjusted earnings. On an adjusted basis, operating expenses were down 3% sequentially and 2% versus 3Q 2010.

Now let me briefly review the major adjustments made to GAAP earnings to get to adjusted earnings. The deferred compensation adjustment reflects the net impact of investment gains and losses and the employee compensation expense related to the mark-to-market of deferred compensation. As I just mentioned, we're removing the $7 million current quarter real estate charge. Also, we're removing the $11 million in insurance proceeds from adjusted earnings. We adjust for non-controlling interest, as well, which had a positive impact on adjusted earnings this quarter, as we experienced losses in our venture capital fund. The results in Q3 was adjusted earnings of $107 million, a decline from $126 million in Q2 and $122 million in 3Q 2010.

To wrap things up here's a quick summary of the quarter. We delivered GAAP earnings per unit of $0.26 and adjusted earnings per unit of $0.30. Adjusted net revenues declined by 5% and adjusted operating expenses decreased 3% sequentially. Adjusted operating income of $107 million in the quarter was 15% lower than 2Q and 13% lower than 3Q 2010. Adjusted operating margin declined 2 percentage points from 2Q and 1.8 percentage points versus 3Q 2010.

Now we'll be happy to field any questions you might have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Michael Kim with Sander O'Neill. Your line is open.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hello, guys, good morning. First, can you maybe talk about the expense outlook going forward. Just given the recent market downdraft are there areas besides consolidating some of your office space where you can maybe tap the brakes or right size the footprint without meaningfully compromising the long-term growth prospects of the franchise?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Sure, Michael. Look, I think that we are always, as we've said in the last few years, looking for places to become more efficient. I think some of the things that we're focused most on right now is taking inefficiencies out of both the operating platform and technology platform, space platform, if you will, and other parts of the support structure of the firm, where we see the product set becoming more concentrated. There are a number of places in the investment platform where asset sizes have gotten to a point where we can consolidate services, where we can create some efficiencies and we see an ability to do that over the next, call it 18 months. So, we will take advantage of that. I would say that's the normal course of business, but that's what we're focused on.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. And then maybe turning to the fixed income side of the business. Which strategies are you seeing gaining most traction and how much of a risk do you think it is that maybe some of these alternative credit strategies start to increasingly take allocations away from more of the more traditional fixed income mandates, particularly given where rates are today? And how do you think you're positioned if that dynamic plays out?

David Steyn - AllianceBernstein Holding L.P. - COO

Well, I think the big growth we've enjoyed has been in products such as global and high yield and we continue to see significant demand for global and high yield, leaving aside the last quarter, which was obviously an unusual quarter. And that demand is even more pleasing because it's spread around the world and it's spread across channels. When you touch on new generation fixed income products, I think we have a platform in fixed income today which has never, ever been stronger in the history of this firm and I think we can be competitive across the entirety of the fixed income range.

Now are products going to evolve? Absolutely. We just learned today we've been put up for an award for RMB funds by a German consultant. If you'd asked me five years ago -- or a few years ago would I even have imagined we'd have had a fund like that I would have raised an eyebrow. So the whole fixed income world is changing rapidly but we would expect to be a player in it, both in terms of the legacy services we built our business on and in terms of the new evolving ones.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Thanks for taking my questions.

Operator

Your next question comes from the line of Cynthia Mayer with Banc of America-Merrill Lynch. Your line is open.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, thanks a lot. Just wondering if you could maybe clarify G&A a little bit. I guess, does the G&A number that you reported include the $10.7 million insurance proceeds? How should we think about that going forward? If we back that out is that a good rate for G&A going forward?

Edward Farrell - AllianceBernstein Holding L.P. - Controller & Interim CFO

Yes, the 10 -- the insurance proceeds number that we quoted is a one-time event and it's backed out from our adjusted operating earnings, so I would not include that as a run rate item.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. So if we take a look at the GAAP G&A it would be in there and if we're just trying to project GAAP G&A should we assume that it's a good run rate without that?

Edward Farrell - AllianceBernstein Holding L.P. - Controller & Interim CFO

That's correct.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay, and then just second question. Maybe you can -- in the context of what you were talking about with expense opportunity -- save opportunities could you update us on headcount and maybe your plans for the next year?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So we've said on headcount in past discussions that we continue to manage that headcount given the size of the firm and we'll continue to do that. So I don't think that we're attempting to change the trajectory of the firm given where the asset levels are today.

Cynthia Mayer - BofA Merrill Lynch - Analyst

And what's the current headcount?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So I think where we are in terms of numbers is year to date, we're down about 8% in heads and 4% between third quarter and second quarter.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So that's a trend that you can't project to infinity, obviously, but it's a trend that reflects our prudence with regards to headcount given where we are in the cycle of the market and given where we are in the history of the products.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Greg Siegenthaler with Credit Suisse. Your line is open.

Craig Siegenthaler - Credit Suisse - Analyst

Thanks, good morning, everyone. First just to hit on the Research Services strength, and I heard your comments here on higher market volumes in August, I was wondering if you could break that out and give us any granularity? If that was from derivatives or if that was some kind of plain vanilla equity commissions or anything lumpy in there either?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I would say there's nothing lumpy. It was good volume across all of the different parts of the firm. The sell side group has done an excellent job broadening out their trading platforms, which includes electronic trading, as well as the traditional face-to-face trading, if you will. We've also, as you know, built out a derivatives capability over the last year, which also did well in the quarter. And so we would continue to see all of those three elements of the sell side business growing.

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

As you know, we're also in the process of building out Asia. Asia also is bringing on clients at a expected to slightly better-than-expected pace. So if volumes continue to be as they were, we would continue to expect our business to do well. Now we know clients are erratic. This is a volatile market and so it's very difficult to project how that business will perform. But when you have months like August, that's obviously very attractive. We don't think that August is necessarily a trend but, clearly, when the markets become that active, we capture our market share and sometimes better.

Craig Siegenthaler - Credit Suisse - Analyst

Got it. And then from your earlier comments, we've really identified institutional redemptions as the key driver of sequential improvement for your guys. I'm wondering, was there any lumpiness, too, in that item when you look at the quarter-over-quarter comparison in terms of institutional redemptions? In June that's good run rate because the third quarter's also a very difficult quarter, as you pointed out, is that a level you think you can improve on into the fourth quarter and going forward?

David Steyn - AllianceBernstein Holding L.P. - COO

That's a tough question to answer and when we tried it in the past I said I would be very wary of extrapolating any quarter in institutions because they can be so lumpy. But to answer the first part of your question as to whether there was any pattern during the quarter, yes, there was. September was materially worse than the two months which preceded it. Now that's not too much of a surprise, Particularly in many parts of the world you tend to have a seasonal effect in institutional business and it clusters whenever it comes back from 4-week holidays in France. So even in a good year or bad year or great year you're going to have a seasonal effect within that quarter. But that's the only granularity I would give you. I don't think there's any other particular pattern.

Craig Siegenthaler - Credit Suisse - Analyst

Got it.  All right. Great, David.  Thanks for taking my questions.

Operator

Your next question comes from the line of Robert Lee with KBW. Your line is open.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Thanks, morning, guys. First I have a question on the CRS business, just kind of curious. It's obviously a decent proportion of your pipeline, but can you talk a little bit about your success when you get those mandates in getting some of your own strategies put in place in addition your managing the glidepath, if I understand it correctly? Just trying to get a sense because I assume that's where some of the real revenue upside also comes from if you can manage some of the underlying strategies?

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

David Steyn - AllianceBernstein Holding L.P. - COO

That's true. We've never broken out exactly what proportion of our CRS business we have as sleeves, but you are right that the real return from CRS is when we can be part of the investment management sleeve as well as part of the platform. But having said that, this platform alone has the potential to be a possible business and it is an immensely sticky business and what it means is we are in constant battle. Whether we're a sleeve or not a sleeve we are part of the debate. We're sitting at the table with some of the biggest pension plans in the United States of America, which is an enviable place to be. But the business without sleeves is going to be a good business, the business with sleeves is going to be a better business.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Okay. And also a question on -- this really kind of a marketing question. You've introduced a lot of new strategies, including alternative. You pointed out some of the market-neutral long-short strategies. I'm just curious, how do you integrate those strategies within your marketing and sales organization since they are, in many ways, I assume, pretty different from what they've traditionally marketed. And I guess, as a corollary to that, how long does it take for your sales force to get up to speed? If you introduce some of these strategies first part of this year, is it really going to be a year later before you start to see, hopefully, some RFP activity and pipelines build? I'm just trying to get a sense of --

David Steyn - AllianceBernstein Holding L.P. - COO

I could easily take an hour to answer the question but let me see if I can do it in two minutes. When we merged AllianceBernstein we had a sales force in Alliance, which was world-class at selling growth, and a sales force at Bernstein, which was world-class selling value. We spent the next few years making them a generalist sales force, which could sell any equity product and they cross sold better than we ever dreamt. We decided to move into fixed income we took what was essentially an equity sales force -- generalist equity sales force and we trained it and moved it and pivoted it into an equity and fixed income sales force. So this firm has a long and deep commitment to a generalist sales force. And by the way, one reasons we're committed to it is because our clients want us to have a generalist sales force.

Now, having said that, alternatives is one step -- one significant step harder. So, are we junking a generalist sales force for alternative solution? No, not at all. We are training our generalist sales force in all three channels in alternatives and the entire range of alternatives, which this firm has. What we have done is create a specialist team of some of our very, very finest salesmen drawn from all three channels and they're acting -- support is the wrong word. They're acting as an added layer to drive strategic initiatives, such as alternatives. So almost anticipating where you're going with the question as to how long does it take to you to get your generalist sales force up and running, we're trying to kick start that process with a dedicated team working side by side with the generalist sales force of our very best people.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Okay, great. Thanks for taking my questions.

Operator

Your next question comes up with the line of Bill Katz with Citi. Your line is open.

Ashley Hardigan - Citigroup - Analyst

Good morning, this is actually Ashley Hardigan, Bill Katz's associate. I know that you mentioned some recovery in private client but what will it take to get high net worth volumes to a more positive number?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I think the private client business has been successful in the environment we're operating in. This is a difficult environment for every one. And as David alluded to, when you look at other businesses, since we don't run a cash business and we don't run a general brokerage business, sometimes it's difficult to compare our numbers with other businesses. But the private client business has a terrific platform today; stronger, broader, deeper than it has been historically. We feel that our clients are closer to us than they've ever been, obviously, because it's a difficult time period.

And I think -- so what it takes to actually grow that business is commitment to it, consistency to it, strong platform and a diverse platform that gives clients what they need in difficult times and I think that's what we've built. So it's time, Ashley, to get where we need to go, but I think that we've proven we've got the platform that's required and we just have to continue to be tenacious in talking to our clients and bring in new clients and showing new prospects what we can do. That's what we -- that's what our plan is and that's what we'll do.

Ashley Hardigan - Citigroup - Analyst

Great, thank you. And then also, what will take to get the institutional pipeline to reflect a more measurable increase for net inflows --?

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I like your tenacity on the ‘what will it take’ question.  We appreciate that. Look, we are hard at work, as David said had in his comments and his answers to the questions, in servicing clients. I think that the consultant activity that, both I commented on and David commented on, is much stronger than it has been in the last couple of years. We see ourselves being included in searches that we haven't been included before. The pipeline for the last two consecutive quarters has been growing. We think that we're having more traction with institutional clients around the world on innovative ideas. Clients are talking to us about how do they navigate these more challenging times. And structurally, what do they do with their pension plans over the next 3-to-5 years? Not just what's the new product today, but how do these solve some of the more challenging issues that they have in developing an investment plan for meeting the long-term investment objectives -- earnings objectives for those plans.

So, I think actually, Ashley, we feel good about what we are doing in the institutional side of the business, notwithstanding that challenging performance that we've talked about numerous times with regards to our equity products. But one interesting point, which we tried to make and I guess I'll just reiterate it, is that our long-duration equity services are quite provocative with regards to the elements that we're exposed to. We believe the cheap price-to-earnings, cheap yield, cheap cash flow is the right thing to invest in. You can see from the chart -- I think it was on slide four -- that that chart shows that those investment activities are just not in favor. People are just not paying for that. But over time we know that that's value and we know that that will be attractive. In the institutional marketplace investors and clients that are with us and people that are talking to us recognize that and they recognize they need to be exposed to those factors and opportunities. And that's what -- that's the true value proposition of equity platform today and the long-duration side.

Ashley Hardigan - Citigroup - Analyst

Great, thank you for taking my questions.

Operator

Your next question comes from the line of Marc Irizarry with Goldman Sachs pretty Your line is open.

Marc Irizarry - Goldman Sachs - Analyst

Great, thanks. Peter or David, can you talk a little bit about where you are with DAA and the retail channel. You may have had what looks like some great results. It seems to be an area where a lot of the competition is throwing their hat in the ring on the retail site and it seems like that's maybe where some preponderance of flows are going these days. Where are you in the process of DAA or any product in the retail channel?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, Marc, DAA has been a big success for us so far in retail, both in the variable annuity products where some of the largest insurance company's of the world have included DAA in their product lineup. That has resulted in large sales for us, sometimes on a daily basis, very attractive inflows. We've penetrated the retail marketplace in mutual fund form with the DAA product, as well. That's new meaning that it's a few months or in some cases, just happening, so we'll see. The results to date have reflected the growth in interest on the part of investors in an investment activity that creates some shock absorbers in volatile markets where those shock absorbers are not quantitatively driven by simply levels of volatility.

Marc Irizarry - Goldman Sachs - Analyst

Okay, and then just a question for Ed. The G&A seems like maybe it's come down a touch, but still is maybe a little bit elevated relative to the average AUM decline. Is there any -- can you give us the outlook in terms of can you tap the brakes a little bit harder there and what the operating efficiency initiatives would be near term?

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Edward Farrell - AllianceBernstein Holding L.P. - Controller & Interim CFO

In the near term we continue to look at space. Our international occupancy costs have gone up and that's really a function of the rate that we're paying in the overseas locations, so that's driving it. Clearly we're very focused on that. As I mentioned, we have consolidated our London location from two spots to one, so we anticipate seeing some benefit there into 2012. And another item that attributed to G&A is, we record FX gains and losses within G&A and that was adversely impacted from the prior quarter as well as the prior-year quarter. But we continue to look at items, such as technology, market data service, and other items within that category and we are working hard on it.

Marc Irizarry - Goldman Sachs - Analyst

How big was the FX impact this quarter?

David Steyn - AllianceBernstein Holding L.P. - COO

The FX impact this quarter was about $5 million.

Marc Irizarry - Goldman Sachs - Analyst

Okay. And then, Peter, if we can just go back to big picture question. The industry seems to be going nontraditional, you've obviously been moving a bit more into the alternatives sphere, if you will. Just curious on the scope of that -- of the alternative products that you're offering today and also the outlook for any transactions or deals to build out the scope of your alternative product?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So, Marc, we are exactly where we were last quarter, which is focused on the building out those services that we have identified as places where we think we've got core competencies and where we think we've got unique skills. We haven't changed the lineup of opportunities to any material extent. We think we've got half a dozen internal alternative investment activities that are marketable today and we can offer clients with good strong track records. We've got a few others that we're developing and we'll continue to do that. The fund-to-funds business is now fully integrated into the sales effort and into the private client business and that will continue to grow, hopefully at an accelerated pace. So, that's the plan and I don't think we need to adjust that because if we populate the services we have at even modest levels that will have a materially positive impact on the future revenues and profitability of the firm.

I think in terms of acquisitions I'll say what I've always said, which is I'm not a huge fan. I think that there are times when you can be opportunistic, we've done that, we'll continue to do that we see those kinds of opportunities. We continue to be a franchise that people seek. The distribution system and the distribution strength continues to be a -- from outsiders perspective looking in a very attractive bank to be part of and that gives us an opportunity to see lots of inquiry. But we're choosy and picky and we'll do what we think makes sense within the strategies that we've discussed.

Marc Irizarry - Goldman Sachs - Analyst

Okay, great. Thank you.

Operator

Your next question comes from the line of Jeff Hopson with Stifel Nicolaus. Your line is open.

Jeff Hopson - Stifel Nicolaus - Analyst

Okay, thank you. On the institutional side are the redemptions still concentrated in large cap? Any sense is that still a Company issue or industry issued as far as you're concerned and any patterns that you would expect in the future for the large cap?

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Final Transcript
Oct 26, 2011 / 12:00PM GMT, AB - Q3 2011 AllianceBernstein Holding L.P. Earnings Conference Call

David Steyn - AllianceBernstein Holding L.P. - COO

Yes, the redemptions are still concentrated in large cap within AllianceBernstein and as long as we have redemptions I would expect that pattern to continue. Within the industry, I think it's more complex. There is a shift out of large cap, that's true, bit it's more a shift -- I think it's three shifts underway in the equity space. One is out of the equity space, so out of equity into fixed income alternatives, whatever have you. Then the second shift is out of domestic and into global. And then third shift is within your domestic pie out of active and into passive. And, whether those shifts -- those three shifts turn out to be a secular or just very long terms on those semantics they're very profound shifts and they're happening, by the way, in just about every pension fund marketplace in the world.

Jeff Hopson - Stifel Nicolaus - Analyst

Okay, great. Thanks.

Andrea Prochniak - AllianceBernstein' - Director - IR

Now did we have any follow-up questions?

Operator

We have no further questions at this time.

Andrea Prochniak - AllianceBernstein Holding L.P. – Director of IR

Thank you, everybody, for participating in our conference call. We'll wrap up now. Feel free to contact investor relations with any questions you have throughout the day. Thank you.

Operator

This concludes today's conference call. You may now disconnect.

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